Free Writing Prospectus Filed on September 9, 2008	Filed Pursuant To Rule 433 Registration Statement No. 333-134038

Oesterreichische Kontrollbank Aktiengesellschaft

$ 1,750,000,000 3.125% Guaranteed Global Notes due 2011

FINAL TERM SHEET

September 9, 2008

Issuer:	Oesterreichische Kontrollbank AG (“OeKB”)

Guarantor:	Republic of Austria

Rating:	Aaa / AAA

Principal Amount:	US$ 1.75 billion

Pricing Date	September 9, 2008

Closing Date:	September 16, 2008

Maturity Date:	October 14, 2011

Redemption Price:	100%

Interest Rate:	3.125% per annum (paid semi-annually 30/360, following, unadjusted)

Interest Payment Dates:	April 14 and October 14

First Interest Payment Date:	April 14, 2009

Reoffer Spread:	82.4 bps over 2.375% UST due August 2010, yielding 2.322% semi-annually

Reoffer Price:	99.937%

Underwriting Commissions:	0.075%

Proceeds to OeKB:	99.862%

Format:	SEC registered global notes

Denominations:	US$ 1,000

Listing:	Regulated Market of the Luxembourg Stock Exchange

Business Days:	New York, London

Clearing System:	DTC, Clearstream Luxembourg, Euroclear

Joint Lead Managers:	Goldman Sachs International, J.P. Morgan Securities Ltd., UBS Limited

Co-Managers:	BNP Paribas, Citigroup Global Markets Inc., Deutsche Bank AG, London Branch, HSBC Bank plc, Morgan Stanley & Co. International plc, Nomura International plc

Stabilization Manager:	Goldman Sachs International

You can access the prospectus relating to the registration statement at the following websites:

http://www.sec.gov/Archives/edgar/data/202811/000119312507192531/dposam.htm

http://www.sec.gov/Archives/edgar/data/202811/000119312508192628/dfwp.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free at +1-866-471-2526.